As filed with the Securities and Exchange Commission on May 31, 2006
Registration No. 333-__________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DXP ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)		76-0509661 (I.R.S. Employer Identification No.)
7272 Pinemont Houston, Texas (Address of Principal Executive Offices)		77040 (Zip Code)
DXP Enterprises, Inc. 2005 Restricted Stock Plan
(Full title of the plan)

Mac McConnell Senior Vice President and Chief Financial Officer DXP Enterprises, Inc.
7272 Pinemont
Houston, Texas 77040
(Name and address of agent for service)
(713) 961-4600
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock $.01 par value	300,000 shares(1)	$45.45	$13,635,000	$1,458.95

(1)		Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment
(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales price of a share of Common Stock as reported by the Nasdaq Stock Market on May 25, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which were filed by DXP Enterprises, Inc., formerly known as SEPCO Industries, Inc. ("DXP"), with the Securities and Exchange Commission (the "Commission"), and any future filings made by DXP with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

1. Annual reports on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2005, filed with the Commission on March 10, 2006 and May 1, 2006;

2. Current reports on Form 8-K dated March 6 and April 27, 2006, and

3. The description of DXP's common stock, $.01 par value per share (the "Common Stock"), contained in a registration statement on Form 8/A filed with the SEC on October 6, 1996, as such may be amended from time to time.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 2.01-1 of the Texas Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer who was, is or is threatened to be named a defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1 of the TBCA.

The Company's Restated Articles of Incorporation, as amended, and Bylaws provide for indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the TBCA. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Company's Bylaws.

The above discussion of the TBCA and the Company's Restated Articles of Incorporation, as amended and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statute, the Restated Articles of Incorporation and Bylaws, respectively.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

4.1 DXP Enterprises, Inc. 2005 Restricted Stock Plan (incorporated by reference to Exhibit 10.14 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005).

*5.1 Opinion of Fulbright & Jaworski L.L.P.

*23.1 Consent of Fulbright & Jaworski L.L.P (included in Exhibit 5.1)

*23.2 Consent of Hein & Associates LLP

*24.1 Power of Attorney (included in the signature page)

Exhibits designated by the symbol * are filed with this registration statement. All exhibits not so designated are incorporated by reference to a prior filing with SEC as indicated.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclose in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (Section 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each fling of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act f 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant and expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 31, 2006.

DXP ENTERPRISES, INC.

/S/ DAVID R. LITTLE

David R. Little

Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Mac McConnell and David R. Little, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement, and any or all amendments (including post-effective amendments) to said Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ DAVID R. LITTLE David R. Little	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 30, 2006
/s/ MAC MCCONNELL Mac McConnell	Senior Vice President/Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 30, 2006
/s/ CLETUS DAVIS Cletus Davis	Director	May 30, 2006
/s/ TIMOTHY P. HALTER Timothy P. Halter	Director	May 30, 2006
/s/ KENNETH H. MILLER Kenneth H. Miller	Director	May 30, 2006

INDEX TO EXHIBITS

4.1 DXP Enterprises, Inc. 2005 Restricted Stock Plan (incorporated by reference to Exhibit 10.14 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005).

*5.1 Opinion of Fulbright & Jaworski L.L.P.

*23.1 Consent of Fulbright & Jaworski L.L.P (included in Exhibit 5.1)

*23.2 Consent of Hein & Associates LLP

*24.1 Power of Attorney (included in the signature page)

Exhibits designated by the symbol * are filed with this registration statement. All exhibits not sodesignated are incorporated by reference to a prior filing with SEC as indicated Exhibit 5.1

[Fulbright & Jaworski L.L.P. letterhead]

May 30, 2006

DXP Enterprises, Inc.

7272 Pinemont

Houston, Texas 77040

Ladies and Gentlemen:

As counsel to DXP Enterprises, Inc., a Texas corporation (the "Company"), we are delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 300,000 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"), to be offered upon the terms and subject to the conditions set forth in the DXP Enterprises, Inc. 2005 Restricted Stock Plan (the "Plan").

In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the Plan, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Company's Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission with respect to the Shares.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.

The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the federal laws of the United States of America and the State of Texas , and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 24, 2006 relating to the financial statements and financial statement schedules, which appears in DXP Enterprises, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005.

Hein & Associates LLP

/S/ HEIN & ASSOCIATES LLP

Houston, TX
May 30, 2006